REIMBURSEMENT AGREEMENT

                                     between

                           K-V PHARMACEUTICAL COMPANY

                                       and

                              LASALLE NATIONAL BANK


                          dated as of October 16, 1997



                                  $4,595,000.00
                       Industrial Development Authority of
                        the County of St. Louis, Missouri
           Private Activity Refunding and Revenue Bonds Series 1989(F)
                      (K-V Pharmaceutical Company Project)

                                TABLE OF CONTENTS
                                                                          PAGE

ARTICLE I     DEFINED TERMS..................................................2

ARTICLE II    REIMBURSEMENT OBLIGATION; OTHER PAYMENTS;
              LETTER OF CREDIT COMMISSION; SECURITY..........................8

Section 2.1.  Reimbursement..................................................8

Section 2.2.  Fees; Interest on Overdue Amounts..............................9

Section 2.3.  Computation of Interest and Fees;
              Place and Manner of Payment....................................9

Section 2.4.  Payments in Respect of Regulatory Changes......................10

Section 2.5.  Security; Release of Pledged Bonds.............................11

Section 2.6.  Loan in Respect of Certain Draws
              under the Letter of Credit.....................................12

Section 2.7.  Substitute Letter of Credit....................................12

Section 2.8.  Optional Redemption............................................12

Section 2.9.  Required Deposits for Mandatory
              Redemption Under Section 302(g)................................13

ARTICLE III   ISSUANCE OF LETTER OF CREDIT;
              CONDITIONS TO ISSUANCE.........................................13

Section 3.1.  Issuance of Letter of Credit...................................13

Section 3.2.  Conditions Precedent to Issuance of Letter of Credit...........13

ARTICLE IV    REPRESENTATIONS AND WARRANTIES; COVENANTS;
              INDEMNIFICATION; CONTINUING OBLIGATION.........................16

Section 4.1.  Representations and Warranties of the Borrower.................16

Section 4.2.  Affirmative Covenants..........................................20

Section 4.3.  Negative Covenants.............................................26

Section 4.4.  Indemnification................................................28

Section 4.5.  Continuing Obligation; Obligation Absolute.....................29

Section 4.6.  Liability of the Bank..........................................30

ARTICLE V     DEFAULTS AND REMEDIES..........................................32

Section 5.1.  Events of Default; Remedies....................................32

Section 5.2.  No Waiver; Remedies Cumulative.................................34

Section 5.3.  Right of Set-Off...............................................34

ARTICLE VI    MISCELLANEOUS..................................................34

Section 6.1.  Costs, Expenses and Taxes......................................34

Section 6.2.  Term of Letter of Credit and Agreement;
              Termination by Borrower........................................35

Section 6.3.  Transfer of Letter of Credit...................................35

Section 6.4.  Severability...................................................35

Section 6.5.  Governing Law..................................................35

Section 6.6.  Headings.......................................................36

Section 6.7.  Notices........................................................37

Section 6.8.  Participation..................................................38

Section 6.9.  Counterparts...................................................38

Section 6.10.  Notices and Payments..........................................38

Section 6.11.  Modification..................................................38

                                    EXHIBITS

Schedule 1.0                        Collateral
Exhibit A to Schedule 1.0           Legal Description
Exhibit A                           Form of Letter of Credit
Exhibit B                           Form of Legal Opinion of Counsel to Borrower

                             REIMBURSEMENT AGREEMENT


         This REIMBURSEMENT AGREEMENT ("Agreement"), dated as of October 16, 1997 is made by and between K-V PHARMACEUTICAL COMPANY, a Delaware corporation (the "Borrower"), and LASALLE NATIONAL BANK, a national banking association (the "Bank").

                                    PREAMBLE

         WHEREAS, the Industrial Development Authority of the County of St. Louis, Missouri (the "Issuer") has issued its Private Activity Refunding and Revenue Bonds, Series 1989(F) (K-V Pharmaceutical Company Project), in the aggregate principal amount of $4,595,000.00 (the "Bonds") to provide funds to refund $3,200,000 of Industrial Development Revenue Bonds Series of 1981 previously issued by Issuer and to finance the acquisition of certain manufacturing equipment (the "Project") pursuant to the terms of an Indenture of Trust between the Issuer and Mercantile Bank National Association, formerly know as Mark Twain Bank, as trustee ("Trustee"), dated as of November 1, 1989, as the same may be amended, modified or supplemented from time to time;

         WHEREAS, the Issuer loaned the proceeds of the Bonds to the Borrower under the terms and conditions set forth in that certain Loan Agreement between Issuer and Borrower dated as of November 1, 1989, as the same may be amended, modified or supplemented from time to time (the "Loan Agreement");

         WHEREAS, the Bonds are required to be secured by a direct pay Letter of Credit pursuant to Section 3.6 of the Loan Agreement for the account of the Borrower naming Trustee as the beneficiary thereof;

         WHEREAS, the Borrower has notified the Trustee that it intends to replace the existing Letter of Credit with an alternate Letter of Credit issued by the Bank;

         WHEREAS, the Bank has agreed to provide a direct pay Letter of Credit (the "Letter of Credit") in the stated amount of Two Million Five Hundred Eighty-Six Thousand Three Hundred Thirty and 00/100 Dollars ($2,586,330.00) for the account of the Borrower naming Trustee as the beneficiary thereof in the form attached hereto as Exhibit A;

         WHEREAS, to evidence its obligation to reimburse the Bank for any and all draws under the Letter of Credit and fees payable thereunder, the Borrower enters into this Reimbursement Agreement with the Bank;

         WHEREAS, to secure its obligations under this Reimbursement Agreement, the Borrower will execute concurrently herewith a Missouri Future Advance Deed of Trust and Security Agreement and an Assignment of Rents and Leases encumbering the real property described therein;

         WHEREAS, the Borrower, the Bank and the Trustee, as custodian (the "Custodian"), desire to enter into the Pledge Agreement (as defined herein) pursuant to which, among other things, the Bonds purchased from amounts drawn under the Letter of Credit due to a failure to remarket will be held by the Custodian for the benefit of the Bank in pledge as collateral security for the obligations of the Borrower hereunder and under the Letter of Credit; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, in order to induce the Bank to issue the Letter of Credit and intending to be legally bound hereby, the Borrower and the Bank hereby agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         The following terms shall, unless the context indicates otherwise, have the meanings provided below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" means any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Borrower or one or more Affiliates of the Borrower, (b) that directly or beneficially owns or holds 10% or more of any equity interest in the Borrower or one or more Affiliates of the Borrower or (c) 10% or more of whose voting stock (or in the case of a Person which is not a corporation, 10% or more of any equity interest) is owned directly or beneficially or held by the Borrower or one or more Affiliates of the Borrower. For purposes of this definition and this Agreement the term "control" shall mean, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership interest or otherwise.

         "Agreement" means this Reimbursement Agreement.

         "Assignment of Rents" means the Assignment of Rents and Leases dated of even date herewith made by Borrower and Bank pursuant to Sections 2.5(a) and 3.2
(g) hereof.

         "Available Amount" means the "Maximum Available Credit" as defined in the Letter of Credit.

         "Bank" means LaSalle National Bank, a national banking association, the issuer of the Letter of Credit, its successors and assigns.

         "Bonds" means the Bonds defined in the Preamble to this Agreement.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in either the city of New York, New York or Chicago, Illinois are required or authorized by law to be closed or a day on which the New York Stock Exchange is closed.

         "Capital Expenditures" means the cost of acquiring any fixed assets, or any improvements, replacements, substitutions, accessions or additions thereto or therefor which have a useful life of more than one year, including without limitation, the cost of direct or indirect acquisitions of such assets by way of purchase, capital lease or otherwise.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral"  means the  property of the Borrower set forth in Schedule
1.0 hereto.

         "Date of Issuance" means the date of issuance of the Letter of Credit as provided in Section 3.1 hereof.

         "Debt" means all of a Person's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed, or otherwise, heretofore, now or hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law or otherwise. Without in any way limiting the generality of the foregoing, Debt specifically includes (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under Plans and Multiemployer Plans covered by Title IV of ERISA.

         "Default Rate" shall mean the Prime Rate plus two percent (2%).

         "Documents" means this Agreement, the Letter of Credit, the Bonds, the Indenture, the Loan Agreement, the Remarketing Agreement, the Pledge Agreement, the Mortgage, the Assignment of Rents, the Environmental Agreement, and any instrument or agreement related thereto, and "Document" means any of the foregoing.

         "EBITDA" means with respect to any fiscal period of Borrower, Borrower's aggregate (a) net income for such period, plus (b) the aggregate amounts deducted in determining such net income in respect of (i) Interest Expense, (ii) income taxes, (iii) depreciation and (iv) amortization minus (c) extraordinary gains, each determined on a consolidated basis and in accordance with GAAP consistently applied.

         "Environmental Agreement" means the Environmental Indemnity Agreement dated of even date herewith between Borrower and Bank delivered pursuant to Sections 2.5(a) and 3.2(g) hereof.

         "Environmental Claim" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions resulting from or based upon (i) the existence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Materials in, into or onto the environment at, in, by, from, onto or related to any Facility, (ii) the use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any Environmental Laws or any Governmental Authorizations relating to environmental matters in connection with the Facilities.

         "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies, or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation, or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or an Affiliate or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the
Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. ss. 11001 et seq.), each as amended or supplemented, and any analogous present or future local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and, unless the context otherwise requires, the regulations promulgated thereunder and any successor statute.

         "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or, where applicable, would be treated as a "single employer" under Section 412(c)(11) of the Code.

         "ERISA  Termination  Event" means (i) a "Reportable Event" described in
Section 4043 of ERISA (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC under ERISA or with respect to which the 30-day notice requirement has been waived by the PBGC), or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer," both of such terms as defined in Section 4001(a) of ERISA, including a cessation of operations that is treated as a withdrawal by a "substantial employer" under Section 4062(e) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which in the reasonable judgment of the Borrower is likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

         "ETHEX"   means  Ethex   Corporation,   a  Missouri   corporation   and
wholly-owned subsidiary of Borrower.

         "Event of Default" means an Event of Default as defined in Section 5.1 of this Agreement.

         "Facility" or "Facilities" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore, owned, leased, operated or used by the Borrower or any Affiliate or any of their respective successors and assigns including, without limitation, the real property legally described on Exhibit A to Schedule 1.0 hereto and the Project.

         "GAAP" means generally accepted accounting principles as pronounced by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

         "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

         "Governmental Obligations" means noncallable direct general obligations of, or obligations the payment of the principal of and interest on which are unconditionally guaranteed by, the United States of America.

         "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or the Environmental Laws or which may or could pose a hazard to the health and safety of the owners, occupants or any persons in the vicinity of the Facilities, including, without limitation, to the extent so prohibited, limited or regulated (i) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form (which is or could become friable), (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, or (ix) pesticides.

         "Indenture" means the Trust Indenture (pursuant to which the Bonds have been issued) constituting a trust agreement between the Issuer and Trustee dated as of November 1, 1989, as amended by that certain Amendment of Indenture of Trust and Loan Agreement dated as of November 1, 1994 among the Issuer, the Borrower, the Trustee and the Remarketing Agent.

         "Issuer" means the Industrial Development Authority of the County of St. Louis, Missouri, a public corporation organized and existing under the laws of the State of Missouri, its successors and assigns.

         "K-V Loan Agreement" means that certain Loan Agreement dated as of June 18, 1997 by and among Borrower, ETHEX and PDI and Bank, as the same may be amended, restated, supplemented or modified from time to time.

         "Letter of Credit" means the irrevocable, transferable direct pay letter of credit issued by the Bank for the account of the Borrower pursuant to this Agreement in the form of Exhibit A hereto with appropriate insertions, as amended.

         "Leverage Ratio" means, as of any date, the ratio of (i) Liabilities to
(ii) Tangible Net Worth.

         "Lien" means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Loan Agreement" means the Loan Agreement dated as of November 1, 1989, between the Issuer and the Borrower, as amended by that certain Amendment of Indenture of Trust and Loan Agreement dated as of November 1, 1994 among the Issuer, the Borrower, the Trustee and the Remarketing Agent.

         "Long-Term Debt" means all Debt which, at the time of incurrence, has a final maturity or term greater than one year or which is renewable at the option of the debtor for a term greater than one year from the date of original issuance.

         "Mortgage" means the Missouri Future Advance Deed of Trust and Security Agreement dated of even date herewith made by Borrower to Franklin D. Weike, Hillsboro Title Company, Highway 21 and 3rd Street, Hillsboro, Missouri 63050, as trustee, for the benefit of the Bank and delivered by the Borrower to the Bank pursuant to Sections 2.5(a) and 3.2 (g) hereof.

         "Multiemployer Plan" means a plan defined as such in Section 4001(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "PDI" means Particle Dynamics, Inc., a New York corporation and wholly-owned subsidiary of Borrower.

         "Person" means and includes an individual, a partnership, a joint venture, a corporation (whether or not for profit), a trust, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

         "Plan"  means,  at any time,  any  single-employer  plan, as defined in
Section 4001(a) and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the time in question was maintained, for employees of the Borrower or an ERISA Affiliate.

         "Pledge Agreement" means the Pledge Agreement dated as of even date herewith between the Bank and the Borrower delivered by the Borrower to the Bank pursuant to Section 2.5(a) hereof.

         "Prime Rate" means the rate of interest (expressed as a percentage per annum) most recently announced by the Bank from time to time as its U.S. dollar prime rate, which is not necessarily the Bank's lowest or most favorable rate of interest at any one time. The rate of interest shall change automatically and immediately as and when the Prime Rate shall change, without notice to the Borrower, and any notice to which it may be entitled is hereby waived, and any such change in the Bank's Prime Rate shall not affect any of the terms and conditions of this Agreement, all of which shall remain in full force and effect.

         "Project" means the land and the buildings, improvements, fixtures, furnishings, machinery and equipment and related support facilities described in
Schedule 2 of the Loan Agreement, and any additions, modifications, improvements, replacements, repairs, reconstruction, restoration or substitutions made pursuant to Sections 5.1 or 5.6 of the Loan Agreement.

         "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping, leaching, or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility.

         "Remarketing Agent" means A.G. Edwards & Sons or any Remarketing Agent appointed and at the time acting as such in accordance with the Indenture.

         "Remarketing Agreement" means the Remarketing Agreement, dated November 1, 1989, between A.G. Edwards and Sons and the Borrower and, with respect to any other Remarketing Agent, the agreement pursuant to which such Remarketing Agent agrees to act in the capacity of Remarketing Agent.

         "Stated Amount" means the maximum available amount of the Letter of Credit when issued of Two Million Five Hundred Eighty-Six Thousand Three Hundred Thirty Dollars (US $2,586,330.00), as the same may be reduced and reinstated as provided in the Letter of Credit.

         "Tangible Net Worth" means as of any date, Net Worth minus intangible assets (as defined in accordance with GAAP).

         "Termination Date" means the earliest date on which the Trustee's right to draw under the Letter of Credit terminates or expires which is referred to in the Letter of Credit as the "Stated Termination Date".

         "Trustee" means the Trustee appointed and at such time acting under the Indenture.

         The definition of any Document shall be deemed to include any and all further modifications, alterations, amendments and supplements thereto. The terms "hereof," "hereby," "hereto," "hereunder" and similar terms mean of, by, to, under and similarly to, respectively, this Agreement, and the term "heretofore" means before, and the term "hereafter" means after the effective date hereof. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied in the preparation of the financial statements referred to in Section 4.2(d). All capitalized terms herein not defined herein shall bear the same meanings of such terms in the Indenture.

                                   ARTICLE II

                    REIMBURSEMENT OBLIGATION; OTHER PAYMENTS;
                      LETTER OF CREDIT COMMISSION; SECURITY

         Section II.1.  Reimbursement

         (a) The Borrower hereby agrees to pay to the Bank, not later than 2:00 p.m., Chicago, Illinois, time, on each date that any amount is drawn under the Letter of Credit a sum equal to the amount so drawn plus any fees outstanding.


         (b) Notwithstanding any provision to the contrary contained herein, as provided in the Letter of Credit, all payments made by the Bank under the Letter of Credit will be made with the Bank's own funds and not with any funds of the Borrower or the Issuer.

         Section II.2.  Fees; Interest on Overdue Amounts

         (a) The Borrower agrees to pay to the Bank a non-refundable letter of credit fee in an amount equal to 1% per annum payable quarterly in advance of the Available Amount of the Letter of Credit as in effect from time to time. Such fee shall be payable to the Bank without any requirement of notice from the Bank in quarterly installments as follows: (i) on the Date of Issuance for the period ending September 30, 1997, and (ii) thereafter, quarterly in advance on the first Business Day of each January, April, July and October and on the Termination Date (to the extent an portion of the fee remains outstanding), in each instance prorated for any partial quarter.

         (b) The Borrower agrees to pay the Bank the greater of $250 or 1/4 of 1% of the amount of each drawing under the Letter of Credit, plus all customary incidental expenses, on the date of each such drawing. In addition, the Borrower agrees to pay the Bank $1,500 upon the transfer of the Letter of Credit to a successor Trustee under the Indenture.

         (c) The failure by the Borrower to pay when due any amounts under this Agreement, in addition to constituting an Event of Default hereunder, shall create an obligation of the Borrower to pay to the Bank, and the Borrower agrees to pay to the Bank, interest on any and all such amounts due and not paid under this Agreement from the date such payment becomes due until paid in full at a rate of interest equal to the Prime Rate plus two percent (2%). All such interest shall be payable upon demand.

         Section 11.3. Computation of Interest and Fees; Place and Manner of Payment. Letter of Credit fees and all interest payable hereunder shall be computed on the basis of a year of 360 days and actual days elapsed. All payments by the Borrower to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds on the date such payment is due at the Bank's principal office at 200 West Monroe Street, Suite 1100, Chicago, Illinois 60606 or as otherwise specified in writing by the Bank. Amounts received by the Bank from the Borrower after 2:00 p.m., Chicago time, shall be deemed to have been received on the next succeeding Business Day. Payments shall be made to the following account by wire transfer for direct debit by the Bank:

                    LaSalle National Bank (ABA No.071000505)
                    Chicago, Illinois
                    For the account of K-V Pharmaceutical Company Account Number: 5590011846


         Section II.4.  Payments in Respect of Regulatory Changes

         (a) If any law, treaty regulation, guideline or directive (including, without limitation, regulations and guidelines with respect to capital adequacy and Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect), any change in any law, treaty regulation, guideline or directive or any interpretation thereof by any court or administrative or governmental authority charged or claiming to be charged with the administration thereof, or any change in GAAP applicable to the Bank shall (i) impose, modify, make or deem applicable any reserve, special deposit, insurance assessment or similar requirement against any assets held by, deposits with or for the account of, or loans, letters of credit or commitments by the Bank, (ii) change the basis of taxation of payments due the Bank under this Agreement or the Bonds (other than a change in taxation of the overall net income of the Bank), (iii) cause or deem letters of credit to be assets held by the Bank and/or as deposits on its books, (iv) subject the Bank to any tax (other than taxes based upon gross revenues or income), charge, fee, deduction or withholding of any kind whatsoever, or (v) impose on the Bank any other condition regarding this Agreement, the Letter of Credit or any other Document, and the result of any such event, or any similar measure shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit or making any advances hereunder or reduce the amount of any fee or compensation receivable by the Bank in respect of the Letter of Credit, this Agreement or any other Document, upon written notice by the Bank to the Borrower, the Borrower agrees to pay to the Bank, from time to time as specified by the Bank, such additional amounts as shall be sufficient to compensate the Bank for such increased costs or reductions.

         (b) If the Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy (including but not limited to any United States law, rule or regulation), or any change in any applicable law, rule or regulation, as the case may be, or any change in the enforcement or interpretation or administration thereof by any court or any administrative or governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or under the Letter of Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) then, on notice and demand by the Bank given promptly after such determination is made by the Bank, the Borrower agrees to pay to the Bank from time to time such additional amount or amounts as will compensate the Bank for such reduction.

         (c) The protections of Sections 2.4(a) and (b) shall be available to the Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed; provided, however, if it shall later be determined by the Bank that any amount so paid by the Borrower pursuant to this Section 2.4 is in excess of the amount payable under the provisions hereof, the Bank shall promptly refund such excess amount to the Borrower. Notwithstanding the foregoing provisions of this Section 2.4 to the contrary, in the event that the Bank has (i) determined that an increase or reduction has occurred and (ii) provided notice to the Borrower of additional amounts payable to the Bank, in each case in accordance with Section 2.4(a) or
(b), the Borrower shall have sixty (60) days after the receipt of such notice to replace the Letter of Credit and pay in full all outstanding obligations hereunder without liability to the Bank for such additional amount from the date of such notice or for the termination fee set forth in Section 2.7 hereof.

         Section II.5.  Security; Release of Pledged Bonds

         (a) As security for the payment of all obligations of the Borrower under this Agreement, (i) the Borrower has entered into the Pledge Agreement under which it has pledged to the Bank, and granted to the Bank a security interest in its right, title and interest in and to Bonds delivered to the Bank or to the Trustee for the account of the Borrower in connection with certain drawings under the Letter of Credit (as defined in the Pledge Agreement, the "Pledged Bonds"), (ii) the Borrower hereby grants to the Bank a security interest and pledges, assigns, transfers and sets over to the Bank all of its right, title and interest in and to the Collateral, (iii) the Borrower shall enter into the Mortgage pursuant to which the Bank shall hold a first and prior mortgage lien on the real property legally described on Exhibit A to Schedule
1.0 hereof, (iv) the Borrower shall enter into the Assignment of Rents with the Bank and (v) the Borrower shall enter into the Environmental Agreement in favor of the Bank. The Borrower shall not transfer Pledged Bonds to any other person unless the Letter of Credit has been fully reinstated with respect to the drawing used to purchase such Bonds.

         (b) The Bank agrees to release from the Lien of the Pledge Agreement any Pledged Bonds to the extent that the Bank receives reimbursement in cash (whether under this Agreement or the Indenture) of an amount equal to the amount of any Tender Drawing (as defined in the Letter of Credit) related to the purchase of such Pledged Bonds in a manner that will permit the reinstatement of the Letter of Credit in respect of such Pledged Bonds in accordance with the terms thereof.

         (c) The Borrower shall make appropriate entries upon its financial statements and its books and records disclosing the Bank's security interest in the Collateral, the Mortgage and the Assignment of Rents. The Borrower shall execute and deliver to the Bank, at any time and from time to time hereafter at the request of the Bank, all agreements, instruments, documents and other written material that the Bank may reasonably request, in form and substance satisfactory to the Bank, to perfect and maintain perfected the Bank's security interest in the Collateral and the Mortgage and to consummate the transactions contemplated in or by this Agreement or the other Documents. The Borrower warrants and represents to and covenants with the Bank that: (a) the Bank's security interest in the Collateral and the Mortgage is now and at all times hereafter shall be perfected and have a first priority; and (b) there are no, and shall not be, Liens on the Collateral, the Project or any other property of the Borrower or its Affiliates other than (i) the Liens of the Bank, (ii) leases of Personalty or Fixtures (as defined in the Mortgage) used on the Project which according to generally accepted accounting principles consistently applied are capital leases ("Capital Leases"), (iii) purchase money security interests in Personalty and Fixtures (as defined in the Mortgage) used on the Project and
(iv) leases, which are not Capital Leases, of Personalty and Fixtures (as defined in the Mortgage) used on the Project, provided that the liability for the Personalty and Fixtures (as defined in the Mortgage) so leased and so subject to security interests does not exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). The foregoing shall not limit the right of tenants under Real Estate Leases (as defined in the Mortgage) to install removable fixtures subject to security interests on the Project which can be removed without damage to the Project and which pursuant to the Real Estate Leases (as defined in the Mortgage) and the written consent of Bank obtained prior to installation shall remain the property of such tenants and shall not be considered part of the Project.

         Section II.6. Loan in Respect of Certain Draws under the Letter of Credit. Unless an Event of Default has occurred and is continuing, notwithstanding Section 2.1 hereof, if an amount is drawn under the Letter of Credit as a result of (i) the occurrence of an Event of Taxability, as defined in the Indenture, pursuant to Section 302(c), (ii) an optional tender of Bonds pursuant to Section 302(a) of the Indenture, (iii) a redemption in the event of condemnation, deficiency of title, fire or other casualty pursuant to Section 302(b) of the Indenture, or (iv) redemption upon Certain Defaults (as defined in the Indenture) pursuant to Section 302(d), the Borrower shall pay immediately to the Bank, a sum equal to the amount so drawn and any fees outstanding hereunder plus interest at a rate per annum equal to the Prime Rate plus two percent (2%) until such payment is made in full. The proceeds of any remarketing of Pledged Bonds shall be immediately applied to the repayment of any amounts outstanding hereunder first to the payment of fees, then to the payment of interest and then to the payment of principal.

         Section II.7. Substitute Letter of Credit. Notwithstanding any provisions of the Indenture to the contrary, the Borrower agrees not to replace the Letter of Credit prior to the earlier of (i) if the Bonds are then rated by Moody's Investors Service, the date on which Moody's Investors Service shall have lowered either the long-term rating on the Bonds backed by the Bank's Letter of Credit below "A" or the short-term rating on the Bonds backed by the Bank's Letter of Credit below "P-1" or (ii) if the Bonds are then rated by Standard & Poor's Corporation, the date on which Standard & Poor's Corporation shall have lowered either the long-term rating on the Bonds backed by the Bank's Letter of Credit below "A" or the short-term rating on the Bonds backed by the Bank's Letter of Credit below "A-1." As a condition to any such replacement of the Letter of Credit, the Borrower shall (A) provide the Bank with ninety (90) days' prior written notice of the same and (B) pay in full all outstanding obligations hereunder.

         Section II.8. Optional Redemption. The Borrower agrees in the case of any redemption of Bonds under Section 302 of the Indenture, to deposit an amount equal to the amount to be drawn by the Trustee under the resulting Redemption Drawing (as defined in the Letter of Credit) with the Bank, which amount shall be deposited not later than thirty-one (31) days prior to the redemption date. The Borrower hereby grants to the Bank a security interest in and pledges, assigns, transfers and sets over to Bank all of its right, title and interest in and to such deposit. Such Deposit shall be held as collateral security for any and all indebtedness, obligations and liabilities of the Borrower to the Bank hereunder, whether now existing or hereafter arising and whether due or contingent, and shall at the written direction of the Borrower, to the extent permitted by law, be invested in Governmental Obligations or such other investments acceptable to the Bank, provided such Governmental Obligations or other investments mature at such time as is necessary to provide sufficient funds to satisfy such indebtedness, obligations and liabilities of the Borrower to the Bank hereunder. Upon the payment by the Bank of the amount demanded in said Redemption Drawing, the Bank shall immediately reimburse itself from said collateral and remit any excess to the Borrower.

         Section 2.9. Required Deposits for Mandatory Redemption Under Section 302(g). On or before each November 1, continuing through November 1, 2003, the Borrower will direct the Trustee to make an optional redemption of the Bonds pursuant to Section 301(g) of the Indenture. The amount of the Bonds to be redeemed upon each such mandatory optional redemption shall be in accordance with the following schedule:

November 1                                Principal Amount
----------                                ----------------
  1997                                        $325,000
  1998                                        $325,000
  1999                                        $325,000
  2000                                        $325,000
  2001                                        $325,000
  2002                                        $325,000
  2003                                        $325,000*


                    * The remaining $205,000 principal amount
                      shall be due on November 1, 2004.


                                   ARTICLE III

                          ISSUANCE OF LETTER OF CREDIT;
                             CONDITIONS TO ISSUANCE

         Section III.1. Issuance of Letter of Credit. Upon satisfaction of the conditions set forth in Section 3.2, the Bank agrees to issue the Letter of Credit to the Trustee on the Date of Issuance in an amount not to exceed the Stated Amount expiring on November 5, 1998, unless terminated prior thereto in accordance with its terms or unless extended by the Bank pursuant to Section 6.2 hereof.

         Section  III.2.  Conditions  Precedent to Issuance of Letter of Credit.
(i) The Bank shall have received on or before the Date of Issuance, in form and substance satisfactory to the Bank and its legal counsel, the following:

         (a) copies of the Certificate or Articles of Incorporation certified by the State of incorporation and copies of the By-laws of the Borrower certified by the Secretary of State of the applicable jurisdiction and the secretary or assistant secretary of the Borrower;

         (b) certified copies of the resolutions of the Board of Directors of the Borrower evidencing corporate authorization for the execution and delivery of this Agreement and the other Documents to which the Borrower is a party;

         (c) incumbency certificates as to the authority and signature of the person(s) signing this Agreement and the other Documents to which the Borrower is a party on behalf of the Borrower;

         (d) true and correct copies of all governmental approvals, if any, necessary for the Borrower to enter into this Agreement and the transactions contemplated hereby, together with certified copies of all approvals, authorizations, or consents of or notices or registrations with, any governmental body or agency required for the Borrower to enter into this Agreement and the transactions and consequences contemplated hereby and thereby, as the case may be;

         (e) the legal opinion of counsel to the Borrower, which shall be substantially in the form of Exhibit B to this Agreement;

         (f) accurate and complete executed copies of the Indenture, the Loan Agreement, the Remarketing Agreement, a specimen Bond and all other documents and agreements furnished in connection with the closing of the sale of the Bonds;

         (g) accurate and complete executed copies of this Agreement, the Mortgage, the Environmental Agreement, the Assignment of Rents and Form UCC-1 Financing Statements;

         (h) an ALTA Loan Policy-1992 title policy issued by Chicago Title Insurance Company naming the Borrower as the fee owner of the property subject to the Mortgage and insuring the Bank in the amount of Two Million Six Hundred Thousand and 00/100 Dollars ($2,600,000.00) as the holder of a valid and existing first and prior mortgage lien as to the Mortgage, with extended coverage, and subject only to those exceptions and exclusions as are acceptable to the Bank and with the following title endorsements: (i) Zoning 3.1; (ii) Comprehensive l; (iii) letter of credit; (iv) location no. 1; (v) survey; (vi) access; (vii) contiguity, if applicable; (viii) usury, if available; (ix) creditor's rights, if available; and (iv) such other special endorsements as the Bank may require;

         (i) an environmental assessment report in form and substance satisfactory to the Bank from an experienced environmental consulting firm satisfactory to the Bank. The report shall be certified by a supervising professional registered engineer or certified professional geologist. The report shall, among other things, (i) contain a detailed history of the prior ownership and uses of the Project site and surrounding properties within a one-half mile radius of the Project site, including copies or summaries of hazardous and solid waste reporting documents on file at the applicable regulatory agencies for present and past storage and disposal at each site investigated, (ii) contain reports of investigations of federal, state and local environmental agencies, CERCLIS lists, National Priorities' Lists, the registrations of underground storage tanks, landfills and wetlands designations, all with respect to the Project site and surrounding properties within a one-half mile radius of the Project site, and (iii) indicate in the professional judgment of such consultant, that the Project site and surrounding properties are free of Environmental Claims and are in compliance with all applicable Environmental Laws. The report shall contain recommendations of what further study, if any, may be necessary to define the extent of any contamination or noncompliance found or suspected to exist at the Project site, the Project, or surrounding properties;

         (j) a complete and current spotted plat of survey of the Project site certified to the Bank and Chicago Title Insurance Company and prepared in accordance with the Minimum Standard Detail Requirements of the American Land Title Association by an independent surveyor satisfactory to the Bank, showing thereon: (i) the location of the perimeter of the Project site by courses and distances; (ii) the location of all improvements, rights of way, encroachments, and visible or recorded utilities and sewers (delineating, if possible, their course to the point of connection with the public system); and (iii) the location of the lines of the streets abutting the Project site and the width thereof; and whether the Project site is located in a designated flood hazard area;

         (k) a certificate of an executive officer of the Borrower certifying on behalf of the Borrower that (i) no Event of Default shall have occurred and be continuing under this Agreement or would result from the issuance of the Letter of Credit, and no event has occurred and is continuing which would constitute any such Event of Default but for the requirement that notice be given or time elapse or both, (ii) the representations and warranties of the Borrower contained in this Agreement shall be true and correct as of the Date of Issuance, and (iii) all conditions precedent to the issuance, sale and delivery of the Bonds and the effectiveness of this Agreement shall have occurred;

         (l) a Good Standing Certificate for the Borrower issued by the Secretaries of State of both Delaware and Missouri as of a date not more than three days prior to the Date of Issuance;

         (m) a legal opinion of Bryan, Cave, McPheeters & McRoberts, as Bond counsel, relating to the validity and tax exempt status of the Bonds dated as of the Date of Issuance;

         (n) such other approvals, opinions or documents as the Bank may reasonably request;

         (o) UCC, Tax Lien, Bankruptcy and Judgment searches of the Borrower, which shall be satisfactory to the Bank;

         (p) payment in to the Bank in respect of the letter of credit fee required pursuant to Section 2.2(a)(i); and

         (q) Lender's Loss Payable Endorsement in favor of Bank for each insurance policy of Borrower naming Bank as loss payee and additional insured.

         (ii) The statements set forth in Section 3.2(k) above shall be true and correct on the Date of Issuance and upon the date of each draw under the Letter of Credit.

         (iii) On and before the Date of Issuance, the Indenture shall continue to be in full force and effect and no default or event of default thereunder shall have occurred thereunder.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES;
                COVENANTS; INDEMNIFICATION; CONTINUING OBLIGATION

         Section IV.1. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as of (i) the date hereof, (ii) the Date of the Issuance, and (iii) with respect to subsections (a) through (e) and subsections (h) through (w) below, the date of each drawing under the Letter of Credit, as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. The Borrower has all requisite corporate power and authority to conduct its activities as presently conducted, to own its properties and to perform its obligations under this Agreement.

         (b) The execution, delivery and performance by the Borrower of this Agreement and the other Documents to which it is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower's Certificate of Incorporation or By-laws or (ii) in any material respect any law or any contractual restriction binding on or affecting the Borrower or its properties, and do not result in or require the creation of any Lien (except as may be created under the Documents) upon or with respect to any of its properties.

         (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Document to which the Borrower is a party.

         (d) This Agreement is, and the Documents to which the Borrower is a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         (e) The Bonds have been duly authorized, authenticated and issued and delivered, and are the legal, valid and binding obligations of the Issuer, and are not in default. Interest on the Bonds is exempt from federal income taxation, and the Borrower has taken no action which would adversely affect the exemption for such interest from such taxation. The issuance and sale of the Bonds was and any remarketing of the Bonds after their issuance was or will be in full compliance with all applicable securities laws.

         (f) The balance sheet (including the notes thereto) of the Borrower and its Affiliates on a consolidated basis as at March 31, 1997, and the related statements of revenues and expenses and changes in net assets employed for the benefit of members for the fiscal year then ended, audited by BDO Seidman, LLP, are complete and correct and fairly present the combined financial condition of the Borrower and its Affiliates as at such date and the results of the operations of the Borrower and its Affiliates for the fiscal year ended on such date, in accordance with GAAP, and the balance sheet of the Borrower as at June 30, 1997 and the related statements of revenues and expenses and changes in net assets employed for the benefit of members for the period ended June 30, 1997, internally prepared, are complete and correct and fairly present the financial condition of the Borrower as at such date and the results of the operations of the Borrower for the period ended on such date, and since March 31, 1997, there has been no material adverse change in the Borrower's financial condition, business, properties or operations. Neither the Borrower nor any Affiliate has on the date hereof, nor will have on the Date of Issuance, any material contingent obligations, long-term leases or unusual forward or long-term commitments, which are not reflected in the foregoing statements (and the related notes thereto) except the obligations entered into in connection with the issuance of the Bonds.

         (g) There is no pending or, to the best knowledge of the Borrower, threatened action, suit, inquiry, investigation, or proceeding affecting, directly or indirectly, the Borrower or any Affiliate before any court, governmental agency or arbitrator, which, in any case, may (i) materially and adversely affect the financial condition or operation of the Borrower or any Affiliate, (ii) which seeks to restrain or would otherwise have a material adverse effect on the transactions contemplated herein, or (iii) which would affect the validity or enforceability of the Agreement or any Documents.

         (h) No proceeds of any drawing under the Letter of Credit will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

         (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any drawing under the Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         (j) No ERISA Termination Event has occurred nor is expected to occur with respect to any Plan.

         (k) Schedule B (Actuarial Information) to the 1996 annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Bank, has been signed by the enrolled actuary for such Plan as complete and accurate and as fairly presenting the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

         (l) Neither the Borrower nor any ERISA Affiliate has incurred, or expects to incur, any material withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan.

         (m) The Borrower and each Affiliate have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes that the Borrower or an Affiliate is contesting in good faith by appropriate legal proceedings.

         (n) There are no Liens upon or with respect to any of the properties of the Borrower or any right to receive revenues of the Borrower, other than (i) Liens arising under this Agreement, the Letter of Credit, the Pledge Agreement, the Indenture or the Loan Agreement and (ii) other Liens permitted pursuant to
Section 4.3(a) hereof.

         (o) Neither the Borrower nor any Affiliate is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument (including corporate charters) which is likely to have a material adverse effect on the ability of the Borrower to perform its respective obligations under any of the Documents to which it is party or is to be a party or which would restrict or otherwise limit the incurring of the indebtedness represented by this Agreement and the other Documents.

         (p) (i) The operations of the Borrower and each Affiliate (including, without limitation, all operations and conditions at or in the Project) comply with all Environmental Laws;

                  (ii) the Borrower and each Affiliate has obtained or has timely applied for all Governmental Authorizations under Environmental Laws necessary to its operations, if any, and all such permits as have been obtained are in good standing, and the Borrower and each Affiliate is in compliance with all terms and conditions of such Governmental Authorizations;

                  (iii) the Borrower and each Affiliate has not received (A) any notice or claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of any Hazardous Materials or (B) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9604) or comparable state laws, and to the Borrower's and each Affiliate's knowledge, none of the operations of the Borrower and each Affiliate is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials at any Facility or at any other location;

                  (iv) to the best knowledge of the Borrower and each Affiliate after diligent investigation, the operations of the Borrower and each Affiliate are not subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws;

                  (v) to the best knowledge of the Borrower and each Affiliate after diligent investigation, the Borrower and each Affiliate is not and the Project is not, subject to any outstanding written order or agreement with any governmental authority or private party relating to
         (a) any Environmental Laws or (b) any Environmental Claims;

                  (vi) to the best knowledge of the Borrower and each Affiliate after diligent investigation, the Borrower and each Affiliate does not have any contingent liability in connection with any Release of any Hazardous Materials;

                  (vii) neither the Borrower and each Affiliate nor any of its predecessors has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and the Borrower's and each Affiliate's operations do not involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

                  (viii) no Hazardous Material exists on, under or about the Project in a manner that is known to give rise to an Environmental Claim and the Borrower and each Affiliate has not filed any notice or report of a Release of any Hazardous Materials that could give rise to an Environmental Claim;

                  (ix) neither the Borrower and each Affiliate nor any of its predecessors has disposed of any Hazardous Materials in a manner that is known to give rise to an Environmental Claim;

                  (x) no underground storage tanks or surface impoundments are on or at the Project; and

                  (xi) no lien in favor of any Person for (a) any liability under any Environmental Laws or (b) damages arising from or costs incurred by such Person in response to a Release has been filed or has been attached to the Project.

         (q) (i) the Borrower and each Affiliate has not received any notice from any insurance company of any defects or inadequacies in the Project which would adversely affect the insurability of the Project or which would materially increase the cost of insuring the Project beyond that which is customarily charged for similar property in the vicinity of the Project and for a similar purpose; and

                  (ii) (a) no condemnation of any portion of the Project, (b) no condemnation or relocation of any roadways abutting the Project, and
         (c) no denial of access to the Project from any point of access to the Project, has commenced of which the Borrower and each Affiliate has knowledge after diligent investigation or to which the Borrower and each Affiliate is a party; and that to the best of the Borrower's and each Affiliate's knowledge, none of the foregoing is contemplated by any governmental authority which could have an adverse effect on the use, occupancy or enjoyment of the Project.

         (r) Neither the Borrower nor any Affiliate is an "investment company" or a company "controlled by an investment company," within the meaning of the Investment Company Act of 1940, as amended.

         (s) The Borrower and each Affiliate is in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities binding upon or affecting the business, operation or assets of the Borrower and each Affiliate.

         (t) The Borrower makes each of the representations and warranties contained in the other Documents to which the Borrower is a party operative and applicable for the benefit of the Bank as if the same were set forth at length herein.

         (u) The representations and warranties of the Borrower in the other Documents to which it is a party are true and correct.

         (v) The Borrower and each Affiliate possess adequate licenses, patents, patent applications, copyrights, service marks, trademarks and trade names to conduct their operations and business in all material respects as heretofore conducted and as intended to be hereafter conducted and all such items are, and will continue to be, owned by the Borrower and/or an Affiliate free and clear of conflicting claims or uses of any other Person.

         (w) The Affiliates of the Borrower are PDI and ETHEX.

         Section IV.2. Affirmative Covenants. So long as the Termination Date has not yet occurred or any amounts are due or owing to the Bank hereunder or under the Documents, the Borrower hereby covenants that it will, unless the Bank shall otherwise consent in writing:

         (a) Existence, Etc. Subject to Section 4.3(b), do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's and each Affiliate's corporate existence in good standing.

         (b) Compliance with Laws. Etc. Comply, and cause each Affiliate to comply, in all material respects with all applicable laws, rules, regulations and orders, noncompliance with which may materially adversely affect (i) the financial condition or operations of the Borrower or any Affiliate or (ii) the ability of the Borrower to perform its obligations under this Agreement or any of the Documents.

         (c) Payment of Taxes and Other Claims. Subject to the terms of the Mortgage when delivered to the Bank, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Borrower and each Affiliate or upon the income, surplus or property of the Borrower and each Affiliate, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Borrower and each Affiliate; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and in accordance with the terms of the Mortgage.

         (d)  Reporting  Requirements.   Maintain  a  system  of  accounting  in
accordance with GAAP consistently applied and shall furnish to Bank:

                  (i) as soon as possible and in any event within ten (10) days after the occurrence of an Event of Default or any event which, with the giving of notice, lapse of time, or both, would constitute an Event of Default, the statement of an Authorized Officer setting forth details of such Event of Default or event and the action which Borrowers have taken or propose to take to cure the same;

                  (ii) as soon as available, copies of the periodic Form 10-Q quarterly report or comparable successor report filed by Borrower with the Securities and Exchange Commission or any successor agency; provided, that if such report is not made available within forty-five
         (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of Borrower beginning with the quarter ending June 30, 1997, Borrower shall immediately deliver to Bank an internally-prepared balance sheet of Borrower and its Affiliates on a consolidated basis as at the end of such quarter and the related statements of operations and statements of cash flows of Borrower and its Affiliates on a consolidated basis for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation, in accordance with GAAP (other than footnotes thereto), by an Authorized Officer or Controller (if such Controller is a corporate officer) of Borrower;

                  (iii) as soon as available, copies of the Form 10-K Annual Report or comparable successor report filed by Borrower with the Securities and Exchange Commission or any successor agency; provided, that if such report is not made available within ninety (90) days after the close of each fiscal year of Borrower, Borrower shall immediately deliver to Bank a balance sheet and the related consolidated statements of operations and stockholders' equity and statements of cash flows of Borrower and its Affiliates on a consolidated basis as of the end of such fiscal year, fairly and accurately presenting the financial condition of Borrower and its Affiliates on a consolidated basis as at such date and the results of operations of Borrower and its Affiliates for such fiscal year and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied, and audited by BDO Seidman, LLP or such other independent certified public accountants acceptable to Bank (the "Accountants");

                  (iv) Together with each delivery of the Annual Reports or financial statements required by subsection (v) above, Borrower shall deliver to Bank a certificate executed by the President or Chief Financial Officer of Borrower stating whether any Event of Default, or event which, with the passage of time or giving of notice or both, would constitute such an Event of Default, currently exists and is continuing and what activities, if any, Borrowers are taking or proposing to take with respect thereto;

                  (v) concurrently with the delivery of the reports and/or financial statements referred to in Sub-paragraphs (ii) and (iii), a compliance certificate duly completed and executed by both the Chairman of the Board or President and the Chief Financial Officer of Borrower
         (a) stating that Borrower has observed and performed all of its covenants and other agreements and satisfied every condition, contained in this Agreement, the K-V Agreement and the Documents to be observed, performed or satisfied by it and that such officer has no knowledge of any Event of Default except as specified in such certificate, (b) stating that, to the best of such officer's knowledge, all such financial statements are complete and correct in all respects and have been prepared in accordance with GAAP consistently applied throughout the periods reflected therein, and (c) showing calculations of compliance with the financial covenants set forth in Paragraph 4.2(i) below;

                  (vi) promptly upon receipt and, in any event,  within  fifteen
         (15) days after receipt thereof, copies of all auditors' letters to management and management's response thereto pertaining to the balance sheet and related financial statements of Borrower and its Affiliates;

                  (vii) (A) as soon as possible and in any event (i) within thirty (30) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Termination Event described in clause (i) of the definition of ERISA Termination Event with respect to any Plan has occurred and (ii) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that any other ERISA Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer (or designee) of Borrower describing such ERISA Termination Event and the action, if any, which Borrower, or any such ERISA Affiliate proposes to take with respect thereto;

                           (B) promptly and in any event within fifteen (15) Business Days after receipt thereof by Borrower or any ERISA Affiliate from the PBGC, copies of each notice received of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

                           (C) promptly and in any event within fifteen (15) Business Days after receipt thereof by Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received concerning the imposition or amount of withdrawal liability which has been assessed pursuant to Section 4202 of ERISA;

                  (viii) within fifteen (15) Business Days after notice to any Borrower of the commencement thereof, notice, in writing, of any action, suit, arbitration or other proceeding instituted, commenced or threatened against or affecting any Borrower with an amount in controversy in excess of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00);

                  (ix) at Bank's request, Borrower's federal, state and local tax returns as soon as said returns are completed in the form said returns will be filed with the Internal Revenue Service and any state or local department of revenue or taxing authority;

                  (x) promptly upon their becoming available, copies of (A) all registration statements and regular periodic reports which Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and (B) all financial statements, reports and proxy statements so mailed; and

                  (xi) such other information respecting the condition or operations, financial or otherwise, of Borrower or any Affiliate as Bank may from time to time reasonably request.

         (e) Maintenance of Insurance. Subject to the terms of the Mortgage when delivered to the Bank, insure and keep insured, with insurance companies meeting the standards set forth in the Mortgage, all of its property of an insurable nature against liability, fire and other casualties in such manner and to the extent required pursuant to the Mortgage. If the Borrower, at any time or times hereafter, shall fail to obtain or maintain, or cause to be obtained or maintained, any of the policies of insurance required to be maintained pursuant to the Mortgage or to pay or cause to be paid any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or Event of Default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Bank deems advisable.

         (f) Compliance With Securities Laws. Cause any remarketing of the Bonds after the Date of Issuance to be in full compliance with all applicable securities laws.

         (g) Visitation Rights. At any time or times during the Borrower's usual business hours and, prior to an Event of Default, with at least one (1) Business Day's prior notice, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Affiliate, all as the Bank shall reasonably request, and to discuss the affairs, finances and accounts of the Borrower, and any Affiliate with the Borrower's or officers or directors.

         (h)      Environmental Disclosure and Inspection.

                  (i) Exercise due diligence in order to comply with all Environmental Laws.

                  (ii) Permit the Bank, from time to time and in its sole and absolute discretion, to retain, at the Borrower's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for the Borrower and at reasonable times and subject to reasonable conditions to conduct its own investigation of the Project. The Borrower hereby grants to the Bank, its agents, employees, consultants, and contractors the right to enter into or onto, with one (1) Business Day's prior notice prior to an Event of Default or at any time without notice on or after an Event of Default, the Project to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation.

                  (iii) Promptly advise the Bank in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to Environmental Claims or any Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by the Borrower or any other person in response to (1) any Hazardous Material on, under or about any Facility, the existence of which could result in an Environmental Claim, or (2) any Environmental Claim that could have a material adverse effect on the Borrower, (iv) the Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use there of under any Environmental Laws, and (v) any request for information from any governmental agency indicating that such agency has initiated an investigation as to whether the Borrower may be potentially responsible for a Release of Hazardous Materials.

                  (iv) Promptly notify the Bank of (i) any acquisition of stock, assets, or property by the Borrower that reasonably could be expected to expose the Borrower to, or result in, Environmental Claims that could have a material adverse effect or that could be expected to have a material adverse effect on any Governmental Authorization then held by the Borrower, and (ii) any proposed action outside of the normal course of business to be taken by the Borrower to commence industrial or other operations that could subject the Borrower to additional laws, rules or regulation, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

                 (v) At its own expense, provide copies of such documents or information as the Bank may reasonably request in relation to any matters disclosed pursuant to this Section 4.2(h).

                  (vi) Promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about the Project in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event the Borrower undertakes any remedial action with respect to any Hazardous Material on, under or about the Project, the Borrower shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities.

         (i) Financial Covenants. Borrower warrants and represents to and covenants with Bank that it shall maintain the following financial covenants on a consolidated basis:

                  (i) Maintain, at all times, a Tangible Net Worth of not less than the amounts set forth below, during the following periods:


                   Fiscal Year Ended                            Amount
                   -----------------                            ------
                         1997                                 $23,000,000

                         1998                                 $23,500,000

                         1999                                 $32,000,000

                  2000 and thereafter                         $40,000,000


                  (ii) Maintain EBITDA, at all times, of not less than the amounts set forth below, calculated each month for the preceding twelve-month period on a trailing twelve month basis:


                     Fiscal Year Ended                           Amount
                     -----------------                           ------
                           1997                               $10,000,000

                           1998                               $13,000,000

                           1999                               $25,000,000

                   2000 and thereafter                        $40,000,000

                  (iii) Maintain a Leverage Ratio, at all times, of not greater than 1.10 to 1.0.

                  (iv) Not permit Capital Expenditures to exceed the following amounts for the periods set forth below:


                        Fiscal Year Ended                         Amount
                        -----------------                         ------
                              1997                              $6,500,000

                              1998                              $7,000,000

                              1999                             $14,000,000

                       2000 and thereafter                     $17,000,000

         provided, however, that the amount of Capital Expenditures may exceed the limits set forth above on a cumulative basis so long as the aggregate amount of Capital Expenditures are (a) made with funds other than Loan (as that term is defined in the K-V Loan Agreement) proceeds or other Funded Debt (as that term is defined in the K-V Loan Agreement) and (b) at all times do not exceed $7,900,000 plus 75% of Borrower's net income, in accordance with GAAP, for the period from the Closing Date (as that term is defined in the K-V Loan Agreement) and thereafter.

         (j) Recording of Mortgage. The Borrower will, at its expense, cause the Mortgage and Assignment of Rents to be properly recorded as a mortgage upon its interest in the Project and certain related real property and will, at its expense, do all things necessary by way of any additional filings to continue and maintain the first lien and priority of the Mortgage.

         (k) Creation of New Affiliate. Prior to the formation of any Affiliate other than those disclosed in Section 4.1(w), the Borrower shall provide notice to the Bank thereof, which notice shall specify (i) the name, state or jurisdiction of incorporation and address of such Affiliate, (ii) the operating purpose of such Affiliate and (iii) the assets to be owned by such Affiliate.

         Section IV.3. Negative Covenants. So long as the Termination Date has not occurred or any amount is due or owing to the Bank hereunder, unless the Bank shall otherwise consent in writing, the Borrower shall not:

         (a) Liens, Etc. Create or suffer to exist any Lien, other charge or encumbrance, or any other type of preferential arrangement upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, except:

                  (i) Liens existing prior to the date of this Agreement, provided such Liens have been disclosed to the Bank prior to the date hereof and are not being paid or satisfied by any loans to Borrower or its Affiliates from the Bank, and Liens arising under this Agreement, the Letter of Credit, the Pledge Agreement, the Mortgage, the Assignment of Rents, the Indenture or the Loan Agreement;

                  (ii) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and appropriate reserves are set aside therefor and pursuant to and in compliance with the provisions of the Mortgage;

                  (iii) deposits or pledges to secure:

                           (A) statutory obligations;

                           (B) surety or appeal bonds;

                           (C)  bonds  for  release  of   attachment,   stay  of
         execution or injunction; or

                           (D) performance of bids, tenders, contracts (other than for the repayment of Debt) or leases, or for purposes of like general nature in the ordinary course of its business;

                  (iv) other Liens incidental to the conduct of its operations or the ownership or use of its property (including, without limitation, carriers', warehousemen's, vendors' liens, and other similar liens) which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair its use in the operation of the business of the Borrower, and which encumber only the personal property of the Borrower;

                  (v) any Lien placed upon any personal property of the Borrower to secure or provide the payment of all or part of the purchase price of such property; provided that any such Lien shall not encumber any other property of the Borrower other than the property so acquired and further provided that the Debt incurred after the date hereof and secured thereby shall not exceed $750,000.00 in the aggregate;

                  (vi)     Liens permitted under Section 2.5(c) above; and

                  (vii) any Lien renewing, extending or refunding any Lien existing on the date hereof or permitted by clauses (i) through (vi) above, provided that the principal amount secured is not increased, and the Lien is not extended to other property.

         (b) Maintain Existence, Etc. (i) dissolve or liquidate the Borrower or any Affiliate or amend or modify the Borrower's Certificate of Incorporation in any manner inconsistent with the performance of the Borrower's obligations hereunder; or (ii) convey, transfer, lease or otherwise dispose of the Project or any Collateral (except for Collateral transferred or disposed of in the usual and ordinary course of business to any person); or (iii) engage in any transaction out of the ordinary course of business.

         (c) Amendments to Documents. Enter into or consent to any amendments or modifications of, or grant or accept the benefit of any waivers of any provisions of, any Document.

         (d) Merger, Etc. (i) merge or consolidate with any Person or permit the merger or consolidation of any Affiliate with any Person; or (ii) purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of any Person. Notwithstanding anything to the contrary in this Section 4.3, Borrower may enter into and complete any acquisition so long as the consideration to be paid in the acquisition is solely stock of Borrower or consists of a combination of stock of Borrower plus net cash of not greater than Five Million and 00/100 Dollars ($5,000,000.00).

         (e) Indebtedness. Incur, create, assume, become or be liable in any manner with respect to or permit to exist, any Debt, obligations or other indebtedness, except (i) the obligations under the Documents; and (ii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, including indebtedness incurred to purchase machinery and equipment not exceeding at any time $750,000.00 in the aggregate, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on its books adequate reserves therefor, if appropriate under GAAP.

         (f) Investments or Loans. Make or permit to exist investments or loans in or to any other Person, except for Permitted Investments (as defined in the Indenture). Notwithstanding the foregoing, the restrictions set forth in Section 4.3(b) and this Section 4.3(f) shall not be deemed to limit the ability of the Borrower to make grants, loans or investments in accordance with law and the Certificate of Incorporation and By-laws of the Borrower as currently in existence.

         (g) Guaranties. Enter into any guaranty agreement, endorsement or any other agreement which in any way directly, indirectly or contingently causes the Borrower to become liable for the obligations or liabilities of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business.

         (h) Arbitrage. The Borrower shall not make any use nor permit any use to be made of the proceeds of any of the Bonds or any other funds which will cause any of the Bonds to be "arbitrage bonds" subject to federal income taxation by reason of Section 148(a) of the Code and any applicable regulations promulgated thereunder.

         Section IV.4. Indemnification. The Borrower hereby indemnifies, defends and holds harmless the Bank from and against any and all claims, damages, losses, liabilities reasonable costs and expenses whatsoever (including attorneys' fees) which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with (a) the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit, (b) the issuance, sale and remarketing of the Bonds, including, without limitation, any of the foregoing resulting from any actual or alleged misstatement or omission in any offering document with respect to the Bonds, (c) the purchase of any of the Bonds pursuant to the Remarketing Agreement, (d) any action, suit, proceeding, claim or loss suffered or incurred by the Bank, or resulting in any Lien against the property of the Borrower, under or on account of any Environmental Claims, Environmental Laws or Release of any Hazardous Materials relating to any Facility or any action or failure to act with respect thereto by the Borrower or any Affiliate, or (e) the operation or maintenance of the Project; provided, that the Borrower shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Bank in determining whether a document presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) the Bank's wrongful failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor Trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a document strictly complying with the terms and conditions of the Letter of Credit (it being understood that in making any payment under the Letter of Credit, the Bank's exclusive reliance on the documents presented to the Bank in accordance with the terms of the Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to the Letter of Credit shall prove to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever, shall not be deemed to be willful misconduct or gross negligence of the Bank). If any proceeding shall be brought or threatened against the Bank by reason of or in connection with the events described in clause (a), (b), (c), (d) or (e) above (and except as otherwise provided in clause (i) or (ii) above), the Bank shall notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel reasonably acceptable to the Bank and the payment of all costs of litigation. Notwithstanding the preceding sentences, the Bank shall have the right to employ its own counsel and to determine its own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of the Bank unless (i) the employment of such counsel shall have been authorized in writing by the Borrower or (ii) the Borrower, after the aforementioned notice of the action, shall not have employed counsel reasonably acceptable to the Bank to have charge of such defense, in either of which events the reasonable fees and expenses of such counsel shall be borne by the Borrower. The Borrower shall not be liable for any settlement of any such action effected without its consent. If the Borrower elects to settle such claim at the sole cost and expense of the Borrower and the Bank refuses to permit such settlement, the obligation of the Borrower to pay fees and expenses relating to such claim pursuant to this Section 4.4 shall become null and void. Nothing in this Section 4.4 is intended to limit the obligations of the Borrower contained in Article II and Article VI hereof.

         Section IV.5. Continuing Obligation; Obligation Absolute. This Agreement is a continuing obligation and shall (a) be binding upon the Borrower and its successors and permitted assigns, and (b) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns; provided, that the Borrower may not assign all or any part of this Agreement without the prior written consent of the Bank. The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of the Letter of Credit, the Bonds, the Indenture, the Loan Agreement or any other Document;

                  (ii) any amendment or waiver of or any consent to departure from all or any of the Documents (except an amendment to this Agreement in accordance with Section 6.11);

                  (iii) the existence of any claim, setoff, defense or other rights which the Borrower or any other Person may have at any time against the Trustee or any successor trustee, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other Person or entity whether in connection with this Agreement, the other Documents or any unrelated transaction;

                  (iv) any demand, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                  (v) payment by the Bank, under the Letter of Credit against presentation of a demand, draft or certificate which does not comply with the terms of the Letter of Credit; and

                  (vi)  any  other   circumstance   or   happening  or  omission
         whatsoever, whether or not similar to any of the foregoing.

         Section IV.6.  Liability of the Bank

         (a) Without waiving, for purposes of this Section, any legal right against parties other than the Bank, the Borrower assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of the Letter of Credit or by or for any acts or omissions of the Trustee or any transferee in connection therewith; (ii) the validity, sufficiency or genuineness of drafts, certificates or documents, or of any endorsement(s) thereon, even if such drafts, certificates or documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Bank against presentation of drafts or certificates which do not comply with the terms of the Letter of Credit; or
(iv) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Bank's willful misconduct or gross negligence in determining whether drafts, certificates or documents presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) the Bank's wrongful and willful failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor Trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of drafts, certificates or documents strictly complying with the terms and conditions of the Letter of Credit (it being understood that in making such payment the Bank's exclusive reliance on the documents presented to the Bank in accordance with the terms of the Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever, shall not be deemed willful misconduct or gross negligence of the Bank). The Bank is hereby expressly authorized and directed to honor any demand for payment which is made under the Letter of Credit without regard to, and without any duty on its part to inquire into the existence of, any disputes or controversies between the Issuer, the Borrower, the Trustee or any other person or the respective rights, duties or liabilities of any of them, or whether any facts or occurrences represented in any of the documents presented under the Letter of Credit are true and correct.

         (b The Bank may, under the Letter of Credit, receive, accept and pay any drafts or certificates or other documents and instruments (otherwise in order) signed by or issued to the receiver, trustee in bankruptcy or custodian of anyone named in the Letter of Credit as the person by whom drafts, certificates and other documents and instruments are to be made or issued. The Bank may accept drafts or certificates or documents that appear on their face to be in order, without responsibility for further investigation.

         (c The Bank shall not have any liability to the Borrower for the solvency, standing and responsibility of any Person whomsoever and the Bank shall not have any liability to the Borrower, and the Borrower assumes all responsibility, for (i) the form, sufficiency, correctness, validity, genuineness, falsification and legal effect of any drafts, certificates and other documents, instruments and other papers relating thereto, (ii) the general and particular conditions stipulated therein, (iii) the good faith and acts of any Person (other than the Bank), (iv) the existence, form, sufficiency and breach of contracts of any nature whatsoever, including the Documents, (v) any delay in giving or failure to give any notice, demand or protest, (vi) the failure of any Person (other than the Bank) to comply with the terms of the Letter of Credit, (vii) errors, omissions, delays in or non-delivery of any message, however sent, and (viii) any other error, neglect or omission, except only that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Bank's willful misconduct or gross negligence in determining whether drafts, certificates or documents presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) the Bank's wrongful failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor Trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of drafts, certificates or documents strictly complying with the terms and conditions of the Letter of Credit (it being understood that in making such payment the Bank's exclusive reliance on the documents presented to the Bank in accordance with the terms of the Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever, shall not be deemed wilful misconduct or gross negligence of the
Bank).

         (d The Bank shall not have any liability to the Borrower for, and the Borrower hereby waives any right to object to payment made under the Letter of Credit against, a draft, certificate or document under the Letter of Credit varying in punctuation, capitalization, spelling or similar matters of form. The determination whether a draft, certificate or document has been made prior to the expiration of the Letter of Credit and whether a draft, certificate or document is in proper and sufficient form for compliance with the Letter of Credit shall be made by the Bank in its sole discretion, which determination, absent manifest error, shall be conclusive and binding upon the Borrower except as otherwise provided in this Agreement.

                                    ARTICLE V

                              DEFAULTS AND REMEDIES

         Section V.1. Events of Default; Remedies. Unless waived by the Bank in the manner provided in Section 5.2 hereof, each of the following shall constitute an "Event of Default" hereunder:

         (a the Borrower shall fail to pay on the date due any fee or other amount required to be paid or reimbursed under this Agreement; or

         (b any representation or warranty made or deemed made by the Borrower herein or in any certificate, financial or other statement furnished by the Borrower pursuant to this Agreement shall prove to have been untrue, incorrect or incomplete in any material respect when made or deemed made; or

         (c the breach by the Borrower of any term or provision of Section 4.2 or Section 4.3 or any other term or provision of this Agreement which is not remedied within 30 days thereafter; or

         (d any default or Event of Default shall occur and be continuing (after the expiration of all applicable grace periods) under the other Documents or any other agreement now or hereafter entered into evidencing any obligation owed to the Bank by the Borrower or any Affiliate; or

         (e the Borrower or any Affiliate shall fail to pay any principal of, premium or interest on, or other amount owing in respect of any of its Debt in excess of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

         (f (i) the Borrower or any Affiliate shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator, (B) admit in writing its inability to pay its debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) be adjudicated bankrupt or insolvent, or (E) commence a voluntary case under applicable bankruptcy laws or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of an insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or (ii) if, without the application, approval or consent of the Borrower or any Affiliate, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Borrower or any Affiliate, as the case may be, or of all or any substantial part of any of the Borrower's or such Affiliate's assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested in good faith, the same shall (i) result in the entry of an order for relief or any such adjudication or appointment or (ii) continue undismissed, pending and unstayed, for any period of forty-five (45) consecutive days; or

         (g) a material portion of Borrower's or any Affiliate's assets is attached, seized, subjected to a writ or distress warrant or is levied upon; or

         (h) any approval of any governmental body, public board or public body related to this Agreement or the other Documents shall be modified, rescinded, revoked or set aside or otherwise cease to remain in full force and effect or shall otherwise not authorize the entirety of the drawings and other amounts outstanding hereunder; or

         (i) any provision of this Agreement or the other Documents, shall at any time for any reason cease to be valid and binding on the Borrower or any other Affiliate, as the case may be, or shall be declared to be null and void, or the validity or enforceability thereof shall be denied or contested by the Borrower or any other Affiliate, as the case may be, or a proceeding shall be commenced by any governmental agency or authority having jurisdiction over the Borrower or any Affiliate seeking to establish the invalidity or unenforceability thereof and the Borrower or any Affiliate, as the case may be, shall fail diligently or successfully to defend such proceeding; or

         (j) any default or Event of Default shall occur and be continuing (after the expiration of all applicable grace periods) under the K-V Loan Agreement.

         Upon the occurrence of an Event of Default hereunder, by notice to the Borrower (except in the case of an Event of Default described in clause (f) above, notice of which shall not be required) the Bank may, in its sole discretion, but shall not be obligated to take one or more of the following actions: (i) declare all amounts due and payable hereunder by the Borrower to be forthwith due and payable, and the same shall thereupon become immediately due and payable without demand, presentment, protest or further notice of any kind all of which are hereby expressly waived, (ii) require the Borrower to provide cash collateral in an amount equal to the amount of the Letter of Credit, in which case the Borrower shall immediately provide such cash collateral, (iii) exercise its rights and remedies hereunder and under the Pledge Agreement and/or the Mortgage and/or the Assignment of Rents and all rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Missouri at that time or (iv) notify the Trustee of the occurrence and continuance of an Event of Default hereunder by sending to the Trustee (to the address specified in or pursuant to the Indenture) a notice to redeem the Bonds as referenced in Section 302(d) of the Indenture.

         Section V.2. No Waiver; Remedies Cumulative. No failure by the Bank to exercise, and no delay in exercising, any right against any party hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other further exercise thereof or the exercise of any other right. No waiver hereunder shall be valid unless in writing signed by the parties hereto. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or equity.

         Section V.3. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or any other Affiliate against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured.


                                   ARTICLE VI

                                  MISCELLANEOUS

         Section VI.1. Costs, Expenses and Taxes. The Borrower hereby agrees to pay on demand all reasonable costs and expenses incurred by the Bank in connection with the preparation, execution and delivery of this Agreement and any other documents which may be delivered in connection with this Agreement and all reasonable costs and expenses, if any, in connection with the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement. In addition, the Borrower hereby agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Documents and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, provided that the conduct of the Bank in so delaying or omitting to pay does not constitutes willful misconduct or gross negligence.

         Section VI.2. Term of Letter of Credit and Agreement; Termination by Borrower

         (a The Stated Termination Date shall be November 5, 1998 unless the Borrower and the Bank shall mutually agree to extend the Stated Termination Date as provided in paragraph (b) of this Section 6.2. This Agreement shall remain in full force and effect so long as the Letter of Credit is in effect and until all amounts owed by the Borrower to the Bank hereunder are paid in full. Notwithstanding the foregoing, the provisions of Sections 4.4 and 6.1 shall survive the termination of this Agreement.

         (b This Letter of Credit shall be automatically renewed for additional terms of one year beginning November 6, 1998 and terminating on the following November 5, unless the Bank, in its sole discretion, elects not to renew this Letter of Credit following expiration of the then existing term. In such event, Bank shall provide the Borrower and the Trustee with written notice of its election not to renew the Letter of Credit at least sixty (60) days prior to the then Stated Termination Date.

         (c In evaluating whether or not to extend the Stated Termination Date of the Letter of Credit in accordance with the foregoing provisions of this
Section 6.2, the Bank agrees to evaluate the possibility of such extension pursuant to the then current underwriting standards in effect at the Bank at such time. Notwithstanding the foregoing, the Bank shall have no obligation to extend the Stated Termination Date of the Letter of Credit beyond one year.

         Section VI.3. Transfer of Letter of Credit. The Letter of Credit may be transferred to a successor trustee acceptable to the Bank in accordance with the terms of the Indenture.

         Section VI.4. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         Section VI.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal law and not the choice of law rules of the State of Illinois.

BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS SHALL BE LITIGATED IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR, IF BANK INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS ANY COURT IN WHICH BANK SHALL INITIATE SUCH ACTION, TO THE EXTENT SUCH COURT HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY BANK IN ANY OF SUCH COURTS AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY ACTUAL DELIVERY OR REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT HEREIN. BORROWER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES KURTIS B. REEG OF GALLOP, JOHNSON AND NEUMAN, L.C., WHOSE ADDRESS IS 33 BRONZE POINT, SUITE 1D, BELLEVILLE, ILLINOIS, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN ILLINOIS, WHOM BORROWER MAY HEREAFTER FROM TIME TO TIME DESIGNATE (HAVING GIVEN FIVE (5) DAYS WRITTEN NOTICE THEREOF TO
BANK) AS BORROWER'S TRUE AND LAWFUL ATTORNEY AND DULY AUTHORIZED AGENT FOR ACCEPTANCE OF SERVICE OF PROCESS. BORROWER AGREES THAT NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, SUCH SERVICE OF PROCESS UPON SUCH PERSON SHALL CONSTITUTE PERSONAL SERVICE OF PROCESS UPON BORROWER. BORROWER WAIVES ANY CLAIM THAT COOK COUNTY, ILLINOIS OR THE NORTHERN DISTRICT OF ILLINOIS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY BANK AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS, PROVIDED, HOWEVER, BANK MAY NOT SEEK A DEFAULT JUDGMENT FOR AT LEAST THIRTY (30) DAYS AFTER THE DATE OF PROOF OF SERVICE. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH HEREIN SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY BANK, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY BANK, OF ANY ACTION TO ENFORCE THE SAME IN ANY
OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

         BANK AND BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS OR WITH RESPECT TO THE TRANSACTION CONTEMPLATED THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         Section VI.6. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section VI.7. Notices. All notices and other communications provided for hereunder shall be in writing, shall be personally delivered or sent by United States registered or certified mail, return receipt requested, postage prepaid, and shall be addressed to the appropriate party as set forth below or to such other address as shall be designated by a party in a written notice to the other party pursuant hereto. All such notices and other communications shall be effective upon their delivery to the applicable address.

         (a       If to the Bank:

                  LaSalle National Bank
                  135 South LaSalle Street
                  Chicago, Illinois  60603
                  Attention:  Commercial Loans

                  Telephone:  (312) 904-5415
                  Telecopy:   (312) 750-6353

                  with a copy to:

                  Vedder, Price, Kaufman & Kammholz
                  222 North LaSalle Street
                  Suite 2600
                  Chicago, Illinois 60601
                  Attention:  Michael A. Nemeroff, Esq.

                  Telephone:  (312) 609-7858
                  Telecopy:    (312) 609-5005

         (b       If to the Borrower:

                  K-V Pharmaceutical Company
                  2503 South Hanley Road
                  St. Louis, Missouri
                  Attention:  Gerald R. Mitchell

                  Telephone:  (314) 645-6600
                  Telecopy:    (314) 645-6732
                  with a copy to:

                  Gallop, Johnson & Neuman, L.C.
                  101 South Hanley
                  St. Louis, Missouri
                  Attention:  John P. Walsh

                  Telephone:  (214) 862-1200
                  Telecopy:    (214) 862-1219


Except as otherwise specifically required herein, notice of the exercise of any right, power or option granted to the Bank by this Agreement is not required to be given. Rejection or refusal to accept or inability to deliver because of changed address when no notice of changed address was given, shall be deemed to be receipt.

         Section VI.8. Participation. The Borrower understands that the Bank may enter into a participation agreement with certain other banks providing for participation in the payments made by the Bank under the Letter of Credit; provided, however, the Bank shall retain such portion of the Stated Amount of the Letter of Credit which is larger than such portion of any such participating bank, and provided further, that any such participation shall not affect the Bank's obligations under the Letter of Credit. The Borrower hereby consents to such participation. The Borrower further agrees that to the extent that any such other bank so participates, the Borrower shall have in respect of such other participating bank all the concomitant duties and obligations set forth in this Agreement as if such duties and obligations ran directly to such other participating bank had signed this Agreement, save that all payments by the Borrower in respect of such duties and obligations shall be made to the Bank. Such participation shall not expand the obligations of the Borrower beyond those which the Borrower expressly assumes in the Loan Agreement and this Agreement.

         Section VI.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as the original and all of which shall constitute one and the same Agreement.

         Section VI.10. Notices and Payments. The Bank will give prompt written notice to the Trustee of its receipt of reimbursement for Tender Drawings (as defined in the Letter of Credit).

         Section VI.11. Modification. This Agreement may not be modified, altered or amended except by an agreement in writing signed by the Bank and the Borrower.

         IN WITNESS WHEREOF, the Borrower and the Bank have executed this Agreement as of the date first above written.



                                          K-V PHARMACEUTICAL COMPANY



                                          By:
                                                Its:


ATTEST:



By:
      Its:

                                          LASALLE NATIONAL BANK



                                          By:
                                                Its:

                                  SCHEDULE 1.0

                                   Collateral

         All right, title and interest of the Borrower, in and to all of the following purchased with the proceeds from the sale of the Bonds and located at 2303 Schuetz Road, St. Louis, Missouri 63043.

         (i Improvements and Fixtures. All buildings, structures, replacements, furnishings, fixtures, fittings and other improvements and property of every kind and character now or hereafter located or erected on the Real Estate (hereinafter defined) and owned or purported to be owned by the Borrower, together with all building or construction materials, equipment, appliances, machinery, plant equipment, fittings, apparati, fixtures and other articles of any kind or nature whatsoever now or hereafter found on, affixed to or attached to the Real Estate and owned or purported to be owned by the Borrower, including (without limitation) all motors, boilers, engines and devices for the operation of pumps, and all heating, electrical, lighting, power, plumbing, air conditioning, refrigeration and ventilation equipment (all of the foregoing is herein referred to collectively as the "Improvements");

         (ii Personal Property. All furniture, furnishings, equipment (including, without limitation, telephone and other communications equipment, window cleaning, building cleaning, monitoring, garbage, air conditioning, pest control and other equipment) and all other tangible property of any kind or character located on the Real Estate including, without limitation, all rights of the Borrower as lessee under any lease for furniture, furnishings, fixtures and other items of personal property at any time during the term of such lease (all of the foregoing is herein referred to collectively as the "Goods");

         (iii Intangibles. All option rights, purchase contracts, books and records and general intangibles of the Borrower relating to the Real Estate or the Improvements and all accounts, contract rights, instruments, chattel paper and other rights of the Borrower for payment of money to it for property sold or lent by it, for services rendered by it, for money lent by it, or for advances or deposits made by it, and any other intangible property of the Borrower to the extent that any of the foregoing is related to the Real Estate or the Improvements (all of the foregoing is herein referred to collectively as the "Intangibles");

         (iv Rents. All rents, issues, profits, royalties, avails, income and other benefits derived or owned by the Borrower directly or indirectly from the Real Estate or the Improvements (all of the foregoing is herein collectively called the "Rents");

         (v Leases. All rights of the Borrower under all leases, licenses, occupancy agreements, concessions or other arrangements, whether written or oral, whether now existing or entered into at any time hereafter, whereby any person agrees to pay money to the Borrower or any consideration for the use, possession or occupancy of, or any estate in, the Real Estate or the Improvements or any part thereof, and all rents, income, profits, benefits, avails, advantages and claims against guarantors under any thereof (all of the foregoing is herein referred to collectively as the "Leases"), which Leases shall be deemed to include, without limitation, any lease entered into between the Borrower and the Guarantor in respect of the Real Estate and Improvements;

         (vi Contracts for Services. All rights of the Borrower, if any, under any contracts executed by the Borrower with any provider of goods or services for or in connection with services performed or to be performed in connection with the Real Estate or the Improvements (all of the foregoing being herein referred to collectively as the "Contracts");

         (vii Other Property. All other property or rights of the Borrower of any kind or character related to the Real Estate or the Improvements, and all proceeds (including insurance and condemnation proceeds) and products of any of the foregoing. (All of the Real Estate and the Improvements, and any other property which is real estate under applicable law, is sometimes referred to collectively herein as the "Premises");

         (viii Secured Assignment of Deposit Accounts. All accounts established with the Bank and identified on the books of the Bank as an account of the Borrower (the "Account"), any and all deposits at any time or from time to time credited to or deposited in the Account, and all property which may, prior to a permitted withdrawal, be acquired directly or indirectly using the proceeds (or any part thereof) of any of the foregoing, any and all interest and other income distributions on or with respect to any of the foregoing and any and all substitutions for and proceeds of any of the foregoing; provided, however, that Collateral shall not include any funds or proceeds thereof donated to the Borrower, the use of which is restricted to a specific purpose by the donor thereof.

         The term "Real Estate" shall mean and include the following:

                  All of  the  land  described  on  Exhibit  A to  Schedule  1.0 attached hereto (the "Land"), together with all and singular the tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances to the Land (including, without limitation, all rights relating to storm and sanitary sewer, water, gas, electric, railway and telephone services); all development rights, air rights, water, water rights, water stock, gas, oil, minerals, coal and other substances of any kind or character underlying or relating to the Land; all estate, claim, demand, right, title or interest of the Borrower in and to any street, road, highway, or alley (vacated or otherwise) adjoining the Land or any part thereof; all strips and gores belonging, adjacent or pertaining to the Land; and any after-acquired title to any of the foregoing.

                            Exhibit A to Schedule 1.0

                        Legal Description of Real Estate

         Lot 2 of WESTPORT INDUSTRIAL SUBDIVISION FIRST ADDITION, according to the plat thereof recorded in Book 106, page 12 in the St. Louis County Recorder's Office.

                                    Exhibit A

                                Letter of Credit



                                  SEE ATTACHED

                                    Exhibit B

                  Form of Legal Opinion of Counsel to Borrower



                                  SEE ATTACHED